Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES THIRD QUARTER RESULTS

Rochelle Park, New Jersey, November 18, 2003 - United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced operating results for the third quarter and the nine months ended November 1, 2003.

For the third quarter, total sales were $88.5 million compared with $97.0 million in the same quarter in the previous year. Comparable store sales decreased 7%.

The Company incurred a net loss of $6.2 million, or $0.48 per share, for the quarter compared with a net loss of $5.2 million, or $0.40 per share, in the same period of the previous year. Excluding an after tax valuation allowance of $2.7 million for the net deferred tax assets and net operating loss carryforwards, net loss for the third quarter was $3.5 million, or $0.27 per share, compared with $5.2 million, or $0.40 per share, last year. There was no valuation allowance in fiscal 2002.

Commenting on the Company’s third quarter results, Raphael Benaroya, Chairman and Chief Executive Officer, stated, “As planned, we conserved cash, controlled costs and tightened store inventories. We remain focused on repositioning the business and implementing the proactive initiatives we have outlined over the last several months. Our restructured merchandise assortment has begun to arrive in the stores and will build over the next several months. Our new assortments are better positioned for the upcoming holidays.”

For the first nine months of fiscal 2003, total sales were $294.9 million compared with $326.3 million in the comparable period in the previous year. Comparable store sales decreased 9%.

The Company incurred a year-to-date net loss of $15.0 million, or $1.16 per share, compared with a net loss of $7.0 million, or $0.53 per share, for the first nine months of the previous fiscal year. Excluding an after tax valuation allowance of $6.7 million, net loss for the first nine months of fiscal 2003 was $8.3 million, or $0.64 per share.

-more-

The Company invites investors to listen to a broadcast of the Company’s conference call to discuss third quarter results, as well as ongoing corporate developments. The call will be broadcast live today at 11:30 a.m. (Eastern Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until November 28, 2003. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 545 AVENUE® stores with 2,365,000 square feet of selling space, as well as the AVENUE.COM® website at http://www.avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, in some cases have affected the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release: war risk; changes in weather; consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; risks associated with foreign sources of production; and risks associated with the financial performance of the private label credit card program that is co-branded with the AVENUE® trade name and the name of the issuer of the cards, World Financial Network National Bank.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta	Investor Relations
	Vice Chairman and	Cara O'Brien/Lila Sharifian
	Chief Administrative Officer	Press: Stephanie Sampiere
	United Retail Group, Inc.	Financial Dynamics
	(201) 909-2110	(212) 850-5600

UNITED RETAIL GROUP, INC.
3RD QTR 2003
(000'S)

	13 weeks ended			39 weeks ended
	(Unaudited) November 1, 2003	(Unaudited) November 2, 2002	Percent + or -	(Unaudited) November 1, 2003	(Unaudited) November 2, 2002	Percent + or -

Net sales	$88,535	$97,019	-8.7%	$294,855	$326,267	-9.6%
Cost of goods sold, including
buying and occupancy costs	70,732	79,693	-11.2%	233,212	257,091	-9.3%
Gross profit	17,803	17,326	2.8%	61,643	69,176	-10.9%
General, administrative and
store operating expenses	23,642	25,013	-5.5%	75,638	79,168	-4.5%
Operating loss	(5,839)	(7,687)	-	(13,995)	(9,992)	-
Interest expense, net	250	211	-	714	599	-
Loss before income taxes	(6,089)	(7,898)	-	(14,709)	(10,591)	-
Provision for (benefit from) income taxes(1)	158	(2,666)	-	329	(3,596)	-
Net loss	($6,247)	($5,232)	-	($15,038)	($6,995)	-

Weighted average shares
outstanding:
Basic	12,937	12,937		12,937	13,083
Diluted	12,937	12,937		12,937	13,083

Net loss per common share:
Basic	($0.48)	($0.40)		($1.16)	($0.53)
Diluted	($0.48)	($0.40)		($1.16)	($0.53)

Net loss excluding valuation allowance:
Net loss	(3,519)	(5,232)		(8,331)	(6,995)
Net loss per diluted
common share	($0.27)	($0.40)		($0.64)	($0.53)

(1) Includes a valuation allowance for the thirteen and thirty-nine weeks ended November 1, 2003 of $2.7 million and $6.7 million, respectively, related to deferred tax assets and net operating loss carryforwards.

Consolidated Condensed Balance Sheets	(Unaudited) November 1, 2003	(Unaudited) November 2, 2002
Assets
Cash and cash equivalents	$16,557	$17,584
Inventory	61,847	70,080
Other	10,419	11,906
Total Current Assets	$88,823	$99,570

Property and equipment, net	79,682	89,270
Other assets	1,878	10,098

Total assets	$170,383	$198,938

Liabilities and Stockholders' Equity Current Liabilities	$70,865	$66,900

Long-term distribution center financing	3,490	4,112
Long-term capital leases	4,172	6,123
Other non-current liabilities	7,804	6,803
Stockholders' equity	84,052	115,000

Total liabilities and stockholders' equity	$170,383	$198,938

At November 1, 2003, the borrowing capacity of the Company under the Financing Agreement with The CIT Group/Business Credit, Inc. (“CIT”) was $11.7 million, trade letters of credit for the account of the Company were outstanding in the amount of $22.8 million, standby letters of credit were outstanding in the amount of $5.5 million and no loan from CIT was outstanding. The Company’s cash on hand was unrestricted.

Statistics	13 weeks ended		39 weeks ended
Store Count	(Unaudited) November 1, 2003	(Unaudited) November 2, 2002	(Unaudited) November 1, 2003	(Unaudited) November 2, 2002

Beginning of period	544	551	553	555
New	2	12	4	18
Closed	(1)	(6)	(12)	(16)
End of period	545	557	545	557

Selling Square Footage (000's)

Beginning of period	2,360	2,361	2,394	2,367
New/Expansion	8	63	17	96
Closed	(3)	(22)	(46)	(61)
End of period	2,365	2,402	2,365	2,402

Average	2,365	2,386	2,371	2,375